Exhibit 10.4

Cornerstone OnDemand Commission Plan

EMPLOYEE NAME:	Vincent Belliveau	TYPE:	Team
EMPLOYEE TITLE:	Executive Vice President & General Manager EMEA	DIVISION:	EMEA
EFFECTIVE DATE:	1/1/2018	TERM:	Effective Date through 31 Dec 2018

The following sets forth the terms and conditions of your commission plan (the “Plan”). The Plan does not automatically renew at the end of the Term, and is only valid for the Term, unless it is revised by Cornerstone during the Term. Cornerstone’s Board of Directors (or its authorized committee or delegate) and/or Cornerstone’s CEO may amend, modify, alter, suspend, or terminate the Plan at any time and in their sole discretion. The Plan may only be modified with the prior written approval of Cornerstone’s CEO. All calculations and determinations with respect to the Plan shall be made by Cornerstone in its sole discretion, and shall be final. Cornerstone reserves the right to change at any time the products, services, customers, territories, accounts, commissions or bonuses assigned to you.

1)	Definitions.

a)	Portfolio” means the territory and/or accounts assigned to you by your manager.

b)	“SKU” means an approved product or service offered for sale by Cornerstone.

c)
“Sale” means a written agreement, amendment, addendum, and/or statement of work with approved pricing between Cornerstone and a customer/distributor in your Portfolio for a SKU, duly executed on behalf of Cornerstone by its CEO or an authorized designee. For clarity, each SKU sale shall be deemed a separate Sale.

d)	“Approved Sale” means a Sale that occurs during the Term.

e)	“Prior Sale” means a Sale that occurred prior to the Term and is being renewed by an Approved Sale.

f)	“Costs” means amounts owed by Cornerstone to third parties directly resulting from the sale of software and/or services (i.e., referral fees, content fees, etc.).

g)
“Revenue” means the total fee(s) contractually committed in a Sale (i.e., across all years) at the time of its execution, less Costs (except in cases where Cornerstone at its discretion has waived the discount for Costs).

h)
“Content Revenue” means, for a given Approved Sale, fifty percent (50%) of total eLearning course and/or related content fee(s) contractually committed in the Approved Sale at the time of its execution. Notwithstanding the foregoing, if the duration of the Approved Sale is one (1) year or longer, Content Revenue will be calculated as fifty percent (50%) of total eLearning course and/or related content fee(s) contractually committed in the Approved Sale at the time of its execution, divided by the number of days in the Approved Sale, multiplied by three hundred sixty-five (365).

i)
“Recurring” means Revenue, excluding Content Revenue, invoiced on a recurring basis during the applicable Sale, whether or not the exact same amount is invoiced for each period (i.e., a “ramping” deal).

j)
“One-Time” means Revenue, excluding Content Revenue, invoiced on a non-recurring basis that Cornerstone determines is eligible for Commissions. Refer to Sales Wiki for a list of all SKUs eligible for One-Time Revenue Commissions.

k)
“Annual Recurring Revenue” or “ARR” means, for a Sale with a duration of: (A) one (1) year or longer, total Recurring Revenue, divided by the number of days in the Sale, multiplied by three hundred sixty-five (365); (B) shorter than one (1) year, total Recurring Revenue.

l)	“Year” means each 12-month period of an Approved Sale, with Year 1 beginning on the Approved Sale start date.

m)	“Co-Terminous” means an Approved Sale set to co-terminate with another Sale.

n)	“Equivalent Full-Year Value” means, for an Approved Sale of less than one (1) year, the annualized value of Recurring Revenue.

o)	“Baseline” means, for a Prior Sale, the greater of its: (i) ARR; or (ii) total Recurring Revenue in the last full Year of the Prior Sale.

p)	“Incremental” means incremental ARR of an Approved Sale in excess of the aggregate Baseline of all Prior Sales, if any.

q)	“Quota” means the combined Incremental ARR and Content Revenue value set forth in Section 3.

r)	“Commission” means incentive compensation relating to procurement of an Approved Sale, calculated as a percentage of applicable Revenue.

2)	Earned Commissions
Commissions and bonuses are deemed to be earned (“Earned Commissions/Bonuses”) for a given Year of an Approved Sale when all of the following conditions have been satisfied:

a)	There is a valid Approved Sale in place including the Revenue upon which the Commission/bonus is based.

b)	The Year to which the underlying Revenue is attributable has begun.

c)
There are no terms or conditions in the Approved Sale which might adversely affect Cornerstone’s ability to recognize revenue (this condition may be waived by Cornerstone in writing on a case-by-case basis).

d)	You (or, in the case of a manager, your team) were/was primarily responsible for procuring the Approved Sale.

e)	You are employed by Cornerstone on the applicable Payment Date (defined below).

3)	Quota:
Quota: $27,000,000

4)	Commission Rates.

a)	Regular Commission Rates. Regular Commissions for the following Revenue types are as follows:

i)	Incremental Recurring, Baseline, Content:

If the initial term of the Approved Contract is:	Your Commission for:
	Year 1			Year 2			Year 3
	Incremental	Baseline	Content	Incremental	Baseline	Content	Incremental	Baseline
2 + years	1.25%	0.31%	1.25%	0.62%	0.19%	0.25%	0.37%	0.06%
1-2 years	1.25%	0.19%	0.31%	0.51%	0.06%
1 year or less	1.25%	0.06%	0.31%

b)	Accelerated Commission Rates.

When Quota achievement reaches:	Commissions on Incremental Revenue exceeding the applicable Quota threshold shall be paid according to the following, mutually exclusive accelerated rates (applies only to Year 1 Commissions):
100%	1.87%
125%	2.18%

5)Bonus.

If you achieve the following Quota milestone by the following date:	You will be eligible for a bonus of:
$4,044,000 by March 31, 2018	€ 5,000.00
$9,800,000 by June 30, 2018	€ 5,000.00
$16,826,000 by September 30, 2018	€ 5,000.00
$27,000,000 by December 31, 2018	€ 5,000.00

6)	Payment of Commissions and Bonus.
a)Cornerstone will pay Earned Commissions with the first payroll of the second calendar month following the month in which the applicable Year begins (the “Commission Payment Date”) (e.g., Approved Contract X is executed on January 11. The first Commission Payment Date would be in March). Notwithstanding the Payment Date, Cornerstone reserves the right to delay the Commission Payment Date in case of delayed or extended billing terms.
b)Cornerstone will pay Earned Bonuses with the first payroll of the second calendar month following the month in which the applicable Quota milestone was achieved (the “Bonus Payment Date”).
c)To the extent permitted by applicable law, Cornerstone may recover Commission and Bonus amounts paid to you (each an “Overpayment”)
if:
iThe Revenue upon which the applicable Commission or Bonus is based is no longer contractually committed to Cornerstone (e.g., the underlying Approved Contract has been cancelled, etc.).
iiThe applicable Commission or Bonus amount was paid to you in error.
d)To the extent permitted by applicable law, Overpayments may be used to offset future Earned Commissions, Earned Bonuses, wages, expense reimbursements, accrued vacation, or any other liability Cornerstone may incur to you.

7)	Termination of Your Employment.

a)	If you are an at-will employee, nothing contained in this document in any way changes or limits the “at-will” nature of the employment relationship between Cornerstone and you.

b)	In the event that your employment with Cornerstone terminates, you will only be paid for Earned Commissions/Bonuses earned on or prior to the date of your termination or transfer.

8)	Miscellaneous.

a)	Nothing in this document obligates Cornerstone to enter into any Approved Contracts or other agreements with any customer or otherwise.

b)	You are expected to follow the official Cornerstone pricing guidelines, which are subject to change from time to time at Cornerstone's sole discretion.

c)
The Plan supersedes and replaces any all prior commission and bonus plans, as well as any prior written or verbal discussions, agreements or understandings with respect to the bonuses, commissions and similar items of compensation for sales made during the Term.

d)
In the event that any provision or any portion of any provision hereof becomes or is declared by a court or administrative agency of competent jurisdiction to be illegal, unenforceable, or void, this Plan shall continue in full force and effect without said provision or portion of provision.

e)	The law governing the Plan, as well as venue for any action, shall be the state where the employee is employed.

f)
Notwithstanding anything to the contrary herein, all calculations regarding Quota, Revenue and Commissions are subject at all times to applicable conflict, teaming, and referral rules, which shall be made available to you online (link to be provided).

CORNERSTONE

By:    /s/ Jeff Lautenbach
Name:    Jeff Lautenbach
Date:    June 5, 2018

Agreed and accepted:

By:    /s/ Vincent Belliveau
Name:    Vincent Belliveau
Date:    June 10, 2018